EXHIBITS
 99.1   press release

(BW)(NJ-MEDISCIENCE)(MDSC) Mediscience Technology Corp. Reports Investment Banking Agreement for a "Firm Commitment Public Offering' Minimum of $5 Million and a Maximum of $10,000,000 for Its Ingestible Diagnostic Pill


CHERRY HILL, N.J.--(BUSINESS WIRE)--June 12, 2006--Mediscience Technology Corp. (OTCBB: MDSC) and a New York Investment Group executed an agreement seeking a minimum of $5 million and a maximum of $10,000,000 on terms favorable to the company's shareholders and providing for a "firm commitment public offering" by the company's wholly owned subsidiary for its Ingestible Diagnostic Pill (the" Compact Photonic Explorer") presently under joint development with its equity partner Info tonics Research of Rochester, NY. The Underwriting Agreement and related agreements shall contain such other terms and conditions as are customarily contained in agreements of such character.

Peter Katevatis CEO states that the Mediscience/Infotonics photonic technology based Biopsy Pill (CPE) application demonstrates great promise in providing a non-invasive, preliminary means of detecting in vivo pre-cancerous and cancerous tissues in the upper digestive tract with the use of diagnostic photonics molecular data as compared to other scientific technology platforms upon which pill technology is being produced; e.g. (Given Imaging--Olympus). The agreement, for this IP application , with equity partner Infotonics brings synergistic and strategic fit leveraging the Center's nano-technology capabilities and resources to provide Mediscience, present and future associates with an exceptional state of the art competitive advantage. The Mediscience/Infotonics Photonic Biopsy Pill has the potential to become a market leader in diagnostic technology, perhaps the industry standard, as a new molecular diagnostic device that physicians will embrace because it addresses real concerns of the current marketplace.

Infotonics Technology Center and Mediscience Technology Corp. (MTC) are jointly developing the "Compact Photonic Explorer" (CPE), or" pill camera," for medical applications. The initial focus of the project is developing a (CPE) that would detect cancer and monitor body functions. The (CPE) stems from a collaborative, Infotonics-funded research effort at eight universities over the past two years. The proof-of-concept research for the (CPE) was led by Dr. Robert Alfano and his team at City University of New York (CUNY), Binghamton, RPI, Rochester Institute of Technology, the University of Rochester, and Boston University.

                          About Mediscience Technology

Mediscience Technology Corporation and its New York subsidiary, Medi-photonics Development Company LLC, is engaged in the design, development and commercialization of medical devices that detect cancer and molecular physiological change using frequencies of light that are emitted, scattered and absorbed to distinguish malignant, precancerous, or benign tissues from normal tissues. Mediscience's exclusive protected non-invasive technology to be presented to the market place in a broad array of individual applications, one of which is the (CPE), combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared with other methods of cancer detection

                           About the Infotonics Center

The Infotonics Technology Center Inc. is a not-for-profit corporation that operates New York State's Center of Excellence in Photonics and Microsystems. The Rochester Regional Photonics Clusters an industrial partner, and academic participants include 20 New York State colleges and universities. Infotonics' goal is to establish a unique, world-class research and development facility to enable rapid commercialization of new products. This initiative will provide major benefits to the region, including creation of jobs and attraction of new companies and investment revenue.


8-K filing May 24, 2006 52 Pg Syracuse University Report

www.infotonics.org/ResearchProjects/CompactPhotonicExplorers.asp

www.cunyphotonics.com

MEDISCIENCETECH.com

See Mediscience 8-K filing dated September 8, 2004

(See CITIGROUP/Smith Barney Analyst Report 10-1-2004 by Peter Bye. Page 20 Registrant-Infotonics).

                                INVESTOR NOTICE:

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the parties/ company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include among other things, the availability of financing, the parties/ company's ability to implement its long-range business plan for various applications of its technology; the company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary US regulatory clearances applicable to applications of the company' technology; and management of growth and other risked and uncertainties that may be detailed from time to time in the parties/company's reports filed with the Securities and Exchange Commission.

This disclosure is intended to satisfy: SEC Section 6, 6.01 Regulation, disclosure and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.

                                    CONTACT:
Mediscience Technology Corp: CEO Peter Katevatis, 215-485-0362 metpk@aol.com Infotonics Research President David R. Smith, 585-230-5171 david.r.smith@infotonics.org